SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 18, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.	Pacific Gas and Electric Company's General Rate Case Proceeding

            On April 11, 2003, the California Public Utilities Commission’s (CPUC) Office of Ratepayer Advocates (ORA) provided to Pacific Gas and Electric Company (Utility) and other parties the ORA's report on the Utility’s Test Year 2003 General Rate Case (GRC) application pending before the CPUC.  In its report, the ORA recommends an increase of $170 million in electric base revenues compared to the Utility’s request for an increase of $447 million, and an increase in gas base revenues of $3.7 million compared to the Utility’s request for an increase of $105 million over the current authorized amounts.  The ORA also recommends a decrease of $2 million in revenue requirements for utility retained generation compared to the Utility’s requested increase of $149 million.

            Although PG&E Corporation and the Utility are still in the process of reviewing the ORA’s report, from an initial review, it appears that the two largest components of the difference are administrative and general (A&G) expenses, which comprise 35% of the total difference, and depreciation expenses, which comprise 23% of the total difference.  With respect to A&G expenses, the ORA recommends rejection of the Utility’s request for pension fund contributions, reduction of certain employee incentive payments, and disallowance of certain allocated holding company costs, resulting in an A&G forecast of $188 million less in A&G expenses than the Utility’s estimate.  With respect to the $123 million difference between the Utility’s and the ORA’s estimates for depreciation expenses, the primary difference is due to the ORA’s rejection of the Utility’s request for higher electric depreciation rates.  The Utility proposed the higher depreciation rates to reflect the increased costs to remove and dispose of aging utility distribution infrastructure.

The remainder of the difference between the ORA’s and the Utility’s 2003 forecasts is composed primarily of lower estimates of various operating and maintenance expenses.

            The ORA supports the Utility’s request for an attrition revenue adjustment for 2004 and 2005 and supports the Utility’s proposed methodology for calculating the amount of the attrition revenue adjustment in those years.  This attrition methodology provides for an increase in revenues based on forecast inflation increasing the Utility's expenses, and forecast capital expenditures increasing the Utility's rate base.  Although the Utility and the ORA agree on methodology, the proposed attrition amounts differ because the ORA uses its lower estimates of 2003 expense and capital expenditures in its calculation.  For electric distribution, the Utility’s illustrative calculations showed that the attrition methodology would result in increases in the Utility’s base revenues of $64 million and $85 million in 2004 and 2005.  The ORA’s illustrative calculations showed increases of $58 million and $83 million.  For gas distribution, the Utility’s illustrative calculations showed that the attrition methodology would result in increases in the Utility’s base revenues of $26 million and $32 million in 2004 and 2005.  The ORA’s illustrative calculations showed increases of $23 million and $29 million.  The illustrative calculations are based on current forecasts of inflation; the actual attrition revenue adjustment is based on updated forecasts of inflation prior to the year in which the adjustment becomes effective.

            In addition, the ORA has recommended that the Utility’s next test year general rate case be delayed until 2007, rather than 2006, and that the Utility file an attrition revenue adjustment request for 2006 in addition to 2004 and 2005. The ORA states that its suggested schedule will enable the CPUC to stagger the Utility’s and Southern California Edison’s general rate case proceedings to facilitate the processing of each utility’s general rate case.  The ORA points out that a decision in the Utility’s 2003 GRC is not expected until early 2004, only six months before the Utility would be expected to file its Notice of Intent for a 2006 test year.

            The GRC schedule calls for evidentiary hearings to take place before an administrative law judge during the summer of 2003.  A proposed decision by the administrative law judge is scheduled to be issued in December 2003. Although a final decision is not scheduled to be issued by the full CPUC until February 2004, the CPUC previously has ruled that any revenue requirement change will be effective January 1, 2003.

            The CPUC may accept all, part, or none of the ORA's recommendations.  The Utility cannot predict the amount of base revenue increase or decrease the CPUC will ultimately approve.  In the event of an adverse decision by the CPUC, and if the Utility is unable to lower expenses to conform to the base revenue amounts adopted by the CPUC while maintaining safety and system reliability standards, the ability of the Utility to earn its authorized rate of return for the years 2003 through 2006 would be adversely affected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  April 18, 2003